Exhibit 21

Subsidiaries of the Registrant

Wholly-Owned Subsidiaries of Vecast Inc.

Subsidiary Name	Place of Incorporation
Vecast China Co., Ltd. (also known as “Zhongdiantong (Beijing) Digital TV Development Co., Ltd.”)	People’s Republic of China

Vecast Software Co., Ltd. (also known as “Vecast (Beijing) System Software Development Co. Ltd.”)	People's Republic of China.

Wholly-Owned Subsidiary of Vecast China Co., Ltd.

Subsidiary Name	Place of Incorporation
Vecast Info. Co., Ltd.	People’s Republic of China